                                                                    Exhibit 10.6

                                   TECHFARM

August 30, 1996

Mr. Mark Wu
President
VIAVISION Systems, Inc.
Saratoga, California

Dear Mark,

This letter will summarize our proposal to you for an agreement between VIAVISION Systems, Inc. (and its future corporate forms) and Techfarm Management, Inc. Techfarm will act as consultants and advisors for VIAVISION and help to obtain funding. This letter is intended to set forth the principal terms of the agreement between the parties and to enable Techfarm and VIAVISION to commence work on the projects while formal documents are being put in place.

We are uniquely qualified to work with you in forming and funding this new venture. Techfarm has experience in most areas of business management & start-up development, and we are looking forward to working together.

1.   Techfarm will perform the following services:

     a) Assist VIAVISION in the development of a structure and strategy in order to obtain outside funding.

     b) Assist VIAVISION in finalizing its business plan, including financials and strategic issues related to the definition, development, marketing, and distribution of VIAVISION's products;

     c) Assist in implementation of the strategic plan, including bringing the products to market and establishing strategic relationships;

     d) Provide early stage management, as needed, to round out VIAVISION's existing management expertise;

     e) Make a representative of Techfarm available to serve on VIAVISION's Board of Directors.

2. Techfarm will arrange an initial bridge loan of $250,000 at 10% annual interest with 25% warrant coverage. The convertible note will entitle Techfarm and others to purchase shares of the security sold in the financing. This loan will be initiated with a deposit of $50,000 within 3 days of the signing of the note and balances being deposited as moneys are needed.

3. Techfarm will receive a monthly management fee of $5,000, accruing but not paid until after bridge financing is put in place and continuing until its services are no longer required, as determined by VIAVISION's Board of Directors;

Letter of Intent
VIAVISION

4.   The initial capitalization will be as follows:

     a) 80% of VIAVlSION initial stock will be reserved for founders and employees. It is expected that the founders will be issued founders' shares of common stock which will vest over four years. An employee stock option pool will be created in order to attract key employees. Such employee options will be subject to a standard 4 year vesting schedule with an initial nine month cliff vesting period.

     b) 20% of VIAVISION initial stock in the form of common shams will be issued to Techfarm LP II subject to a 4 year vesting based upon a stock repurchase agreement. Shares vesting in the first year (25% of the shares) will become fully vested at the time of first equity financing with the remaining 75% vesting at the rate of 1/36 per month from the first anniversary of this letter's date. Should an IPO, acquisition or change of control event of VIAVISION be approved by its Board of Directors, Techfarm's shares shall become immediately vested.

5. This Agreement shall have a term of one year but may be terminated by either party at any time.

We look forward to working with you on this exciting opportunity.

Please sign below and return by September 30/th/ to acknowledge your agreement to this proposal.

Very Truly Yours,                            AGREED AND ACCEPTED:

Techfarm Management Inc.                     VIAVISION Systems, Inc.



/s/ Kurt Keilhacker                          /s/ Mark Wu
----------------------------------           ----------------------------
Kurt Keilhacker                              Date: 9/30/96
                                                  -----------------------